EXHIBIT 5.1

Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, New York 10022

May 11, 2006

Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, New York 10022

Ladies and Gentlemen:

I am Senior Vice President and Secretary of Scientific Games Corporation, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,637,500 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the Company’s 2003 Incentive Compensation Plan, as amended and restated in June 2005 (as the same may be further amended from time to time, the “Incentive Compensation Plan”) and the Company’s 2005 Inducement Stock Option Agreement Grants for each of Michael Chambrello and Steven Beason (collectively with the Incentive Compensation Plan, the “Plans”).

For purposes of the opinion expressed in this letter, I have examined copies of the Registration Statement, the Plans, the Certificate of Incorporation and Bylaws of the Company, records of the corporate proceedings of the Company and such other documents and records of the Company as I have deemed necessary or appropriate as a basis for such opinion. In making my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as photostatic or conformed copies.

I am a member of the Bar of the State of New York and, for purposes of the opinion expressed in this letter, do not hold myself out as expert on, nor am I in rendering the opinion expressed herein passing on, the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based on the foregoing, and having regard to such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly authorized and, upon the issuance thereof and payment therefor in accordance with the terms of the Plans, will be legally issued, fully paid and nonassessable.

I own 22,540 shares of Common Stock, 32,504 shares of deferred stock and options to purchase 265,834 shares of Common Stock.

I hereby consent to the inclusion of this letter as an exhibit to the Registration Statement. In giving such consent I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Martin E. Schloss
Martin E. Schloss